# PATRICK

Corporate Office • 107 W. Franklin Street • P.O. Box 638 • Elkhart, Indiana 46515-0638
Phone: (574) 294-7511 • Fax: (574) 522-5213

December 31, 2021

Todd Cleveland
Delivered by hand or via email

Dear Todd:

Patrick Industries, Inc. (the "Company") is pleased to set forth the terms of your continued employment with the Company as Executive Chairman in this letter agreement (this "Letter Agreement"). The Employment Agreement dated as of March 13, 2020 by and between you and the Company, expired by its terms on December 31, 2021 (the "Initial Agreement"), and the Letter Agreement serves to memorialize the terms under which you will continue to be employed and serve as Executive Chairman of the Company after such date.

1. Role. While you are employed at the Company, you agree to continue to serve as Executive Chairman of the Company and report to the Board of Directors of the Company (the "Board"), subject to normal governance procedures relating to Board membership. You will have such duties appropriate to the office of Executive Chairman as are assigned or delegated to you by the Board. You agree to devote that amount of time as is reasonably required and determined by the Board for you to perform your duties, taking into account your other business obligations as in effect from time to time. While you are employed by the Company hereunder, you agree not to engage in any other employment, consulting or other business activity (whether full-time or part-time) that could create an actual or potential business or fiduciary conflict of interest with the Company, it being understood that you may continue other business activities as long as such activities do not create an actual or potential business or fiduciary conflict of interest and are in compliance with applicable Company policies. You agree to update the Board from time to time with respect to your activities outside of your role as Executive Chairman.

2. Compensation. During your employment with the Company, you will be paid an annual base salary of $600,000 per year (the "Salary"), payable in equal periodic installments according to the Company's customary payroll practices. Any increase in the Salary shall be in the sole discretion of the Board. You also will be eligible each fiscal year that you are employed with the Company to receive an Annual Performance Bonus (an "Annual Performance Bonus"), as may be determined by the Compensation Committee of the Board pursuant to the same annual incentive plan under which other executive officers receive annual performance bonuses and on substantially similar terms and conditions as the executive officers, except that for 2022, your "target" Annual Performance Bonus shall be $1.4 million.

The Compensation Committee of the Board intends to determine your compensation for fiscal year 2023 (and any subsequent year, as applicable), at the same time it reviews Company executive officer compensation for that year in accordance with standard practices, and such determination will be based, in part, on the extent and level of your then-current and expected involvement in the business.

3. Benefits. During your employment, you will be entitled to participate in such hospitalization and medical plans or insurance coverage, disability, and other employee benefit plans, programs and policies of the Company as are generally made available from time to time to executive officers that are employed full time by the Company (regardless of your full or part time status).

4. Your employment with the Company is "at-will", and may be terminated at any time by you or the Company, with or without cause. Although your compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your service as Executive Chairman may only be changed in an express written agreement by you and an executive officer of the Company specifically authorized by the Board.

5. Upon termination of your employment at any time for any reason, you will be (i) paid any earned but unpaid Salary and any other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate, (ii) reimbursed for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment, and (iii) paid such portion of your Annual Incentive Bonus that is payable in accordance with the plan governing such bonuses. The vesting terms of any equity-based awards held by you under the Initial Agreement shall not be impacted by your entering into this Letter Agreement or as a result of any termination of this Letter Agreement.

6. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

7. Confidentiality; Company Policies. At all times during your employment or services to the Company, you agree to abide by the Company's employment policies and procedures, as such policies and procedures are in effect, including the Company's Code of Ethics and confidentiality policies.

8. Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to any compensation recoupment and forfeiture policy as required by law during the term of your service as Executive Chairman with the Company that is applicable generally to executive officers of the Company.

9. Successors. This Letter Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives.

10. Governing Law. This Letter Agreement will be governed by the laws of the State of Indiana without reference to conflict of laws provisions.

Please sign and date this Letter Agreement, and return it to me if you accept your continued service as Executive Chairman of the Company under the terms described above.

Thank you,

PATRICK INDUSTRIES, INC.

Andy Nemeth
Chief Executive Officer

I, the undersigned, hereby accept and agree to the terms and conditions of my service as Executive Chairman with the Company as set forth in this Letter Agreement.

By: ______________________
Todd Cleveland

Date: December 31, 2021